NON-EMPLOYEE DIRECTOR DEFERRED UNIT AWARD AGREEMENT
2013 STOCK AWARD AND INCENTIVE PLAN

1.Deferred Unit Award. Medtronic, Inc., a Minnesota corporation (the “Company”), hereby awards you Deferred Units, in the number and on the Grant Date as each is set forth above. The Deferred Units represent the right to receive shares of common stock of the Company (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Deferred Unit Award Agreement (the “Agreement”) and in the Medtronic, Inc. 2013 Stock Award and Incentive Plan (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern.
2.Vesting, Distribution, and Deferral. The Deferred Units shall be vested in full as of the Grant Date; provided, however, that if you have not previously been elected to the Board by the shareholders of the Company, the Deferred Units shall not vest until the date on which you are first elected to the Board by the shareholders of the Company. Subject to the provisions of this Agreement, the Company will issue to you a number of Shares equal to the number of your vested Deferred Units (including any dividend equivalents described in Section 5, below) at such time as provided for pursuant to any election previously made by you in respect of the deferred stock unit account established under the terms of the Medtronic, Inc. Deferred Stock Unit (DSU) Plan, as set out in Exhibit A to the Nominating and Corporate Governance Committee resolutions adopted April 18, 2013, as may be amended from time to time (the “Deferred Account”), unless and until such election is changed in accordance with procedures established by the Committee. If no such election in respect of the Deferred Account has been made, you may elect in writing, in accordance with procedures established by the Committee, that the Deferred Units shall be settled (i) in a single lump sum deliverable as soon as practicable (but no later than six weeks following) the date on which you cease for any reason to be a member of the Board (the “Departure Date”, except that in the event that the date of such cessation is not the date on which you incur a “separation from service” (within the meaning of Section 409A of the Code), the “Departure Date” shall mean the date on which you incur a “separation from service” from the Company, and provided, further, that if you are a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) on the date on which you incur a “separation from service” from the Company, the “Departure Date” shall mean the date that is six months following the date of such “separation from service”) or (ii) in five annual installments, with the first such installment payable on the Departure Date; provided, however, that in either case no such election shall be effective unless made on or before December 31 of the calendar year before the calendar year in respect of which the Deferred Units are granted. Notwithstanding any other provision of the Plan or this Agreement, upon your death the Company shall deliver to you that number of Shares equal to the number of your vested Deferred Units.
3.Dividend Equivalents. You are entitled to receive dividend equivalents on the Deferred Units generally in the same manner and at the same time as if each Deferred Unit were a Share. These dividend equivalents will be credited to you in the form of additional Deferred Units. The additional Deferred Units will be subject to the terms of this Agreement.
4.Withholding Taxes. You are responsible for the Federal, State, local or other taxes due upon distribution of the Shares.
5.Limitation of Rights. Except as set forth in the Agreement, until the Shares are issued to you in settlement of your Deferred Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under the

Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement.
6.Amendments to Agreement Under Section 409A of the Code. You acknowledge that the Agreement and the Plan, or portions thereof, may be subject to Section 409A of the Code, and that changes may need to be made to the Agreement to avoid adverse tax consequences under Section 409A of the Code. You agree that following the issuance of such rules, the Company may amend this Agreement as it deems necessary or desirable to avoid such adverse tax consequences; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible.
7.Agreement. You agree to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.
Shareholder Services, MS LC310
Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432
(763.505.3030)

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